Exhibit 10.1

EXECUTION VERSION

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into as of August 3, 2020 (“Effective Date”) between Firefly Systems Inc., a Delaware corporation (“Firefly”), and Convergent Media Systems Corporation, a Georgia corporation (“Convergent”).

RECITALS

WHEREAS, the parties, together with Strong Digital Media, LLC (“Strong”), SM Digital Media Company, LLC (“SM Digital”), Fundamental Global Venture Partners, LP, and Ballantyne Strong, Inc., have previously entered into the Unit Purchase Agreement dated May 21, 2019 (the “UPA”), pursuant to which Firefly purchased all of the outstanding units of SM Digital, and Strong and SM Digital have previously entered into the Assignment and Assumption Agreement dated May 21, 2019, pursuant to which Strong assigned certain contracts related to its taxitop advertising business to SM Digital (together, the described transaction is the “Unit Purchase”);

WHEREAS, contemporaneously with the Unit Purchase, Firefly, Strong and Ballantyne Strong, Inc. entered into the Taxicab Advertising Collaboration Agreement dated May 21, 2019 (“Collaboration Agreement”), pursuant to which the parties agreed to collaborate to permit Strong to continue placing non-digital taxitop advertising under certain contracts that had been assigned to SM Digital in connection with the Unit Purchase and were now administered by SM Digital and/or Firefly;

WHEREAS, contemporaneously with this Agreement, Strong and Firefly have entered into an Asset Purchase Agreement (together with the related agreements thereto, the “APA”), pursuant to which Firefly will acquire certain assets and property of Strong and the parties have agreed to terminate the Collaboration Agreement (the transaction contemplated by the APA, including any related agreements thereto, is referred to herein as the “Transaction”); and

WHEREAS, following the closing of the Transaction, Convergent will provide certain professional services and support to Firefly as set forth herein.

NOW THEREFORE, the parties hereby agree as follows:

1.       SERVICES, WORK ORDERS, AND CHANGE ORDERS

1.1       Services. Subject to the terms and conditions of this Agreement, Convergent will perform for Firefly the services described in one or more Work Orders (defined below) (the “Services”).

1.2       Work Orders. The specific details of the Services to be performed will be determined on a per-project basis, and the details for each project will be described in a written work order that is executed by both parties (each, a “Work Order”). The initial Work Order is attached hereto as Schedule 1. Once executed by both parties, each Work Order will be a unique agreement that incorporates the terms of this Agreement and stands alone with respect to all other Work Orders. If there is a conflict between the terms of this Agreement and the terms of a Work Order, the terms of this Agreement will control unless the Work Order states that a specific provision of this Agreement will be superseded by a specific provision of the Work Order.

2.       PERFORMANCE OF SERVICES

2.1       Project Management. For each project, each party will designate a single point of contact within its organization to manage the project described in a Work Order (each, a “Project Leader”). The Project Leaders will meet as necessary to manage the Services to be performed under a Work Order. Disputes will be escalated to more senior executives, if the Project Leaders are unable to resolve a problem. Convergent’s Project Leader will provide Firefly’s Project Leader with regular reports on the status of the Services.

2.2       Performance Standard. Convergent will diligently perform the Services in accordance with the applicable Work Order, including any specifications in the Work Order. Convergent will use its commercially reasonable efforts to complete the Services, including the delivery of any deliverables, in accordance with the schedule of times and milestones specified in the Work Order.

2.3       Personnel. The Services must be performed in a competent, professional, and workmanlike manner by qualified personnel in accordance with applicable laws. The Services may only be performed by specific personnel if identified in a Work Order.

2.4       Subcontractors. Upon Firefly’s prior written consent, Convergent may utilize independent contractors to perform all or part of the Services. Convergent will remain solely responsible for the performance of all of the Services that are subcontracted.

2.5       Materials. Except as otherwise specified in a Work Order, Convergent will be responsible for and supply all necessary equipment, materials, and other resources required to perform the Services.

2.6       Firefly Materials. Any materials provided by Firefly to Convergent are to be used solely to perform the Services. Firefly will own these materials as well as any derivatives or improvements of these materials developed or derived by Convergent (“Firefly Materials”). Convergent will treat the Firefly Materials as Firefly’s Confidential Information (defined below).

2.7       Government Approvals. Unless otherwise specified in a Work Order, Convergent is responsible for securing all government approvals and licenses necessary to perform the Services and provide the deliverables to Firefly, including any export licenses required to transfer the deliverables to Firefly.

3.       DELIVERABLES; INTELLECTUAL PROPERTY RIGHTS

3.1       Deliverables. If a Work Order identifies any deliverables to be provided by Convergent to Firefly (“Deliverables”), then Convergent will deliver the Deliverable to Firefly in the format specified and timeline set forth in the applicable Work Order.

3.2       Assignment. Subject to Section 3.3, Firefly will be the sole and exclusive owner of all right, title, and interest in and to any creative content, content labeling, content scheduling and content programming (as well as specified strategic planning and operational documentation concerning any of the foregoing) included in the Deliverables (“Content Deliverables”), including all intellectual property rights therein. Subject to Section 3.3, Convergent agrees that with respect to any Content Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Content Deliverables are hereby deemed a “work made for hire” for Firefly. Subject to Section 3.3, to the extent that any of the Content Deliverables do not constitute a “work made for hire”, Convergent hereby irrevocably assigns without additional consideration, all right, title, and interest throughout the world in and to the Content Deliverables, including all intellectual property rights therein (other than the Convergent Materials). Subject to Section 3.3, Convergent hereby irrevocably waives, to the extent permitted by applicable law, any and all claims it may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Content Deliverables (other than the Convergent Materials). Subject to Section 3.3, upon the reasonable request of Firefly, Convergent will promptly take such further reasonable actions, including execution and delivery of all appropriate instruments of conveyance, as may be reasonably necessary to assist Firefly to prosecute, register, perfect, or record its rights in or to any Content Deliverables (other than the Convergent Materials). Convergent will not, without Firefly’s prior written approval, incorporate any third party materials into the Content Deliverables.

3.3       Intellectual Property Rights. Notwithstanding anything to the contrary herein, Convergent and its licensors are, and will remain, the sole and exclusive owners of all right, title, and interest in and to all intellectual property and materials owned by or licensed by Convergent or its licensors prior to the Effective Date or developed independently of this Agreement, including, without limitation, all intellectual property and materials provided by or used by Convergent in connection with performing the Services and developing and delivering the Deliverables (other than the Firefly Materials), and Convergent or its licensors will own such intellectual property and materials as well as any derivatives or improvements of such intellectual property and materials developed or derived by Firefly or any other party (collectively, the “Convergent Materials”). Firefly will treat the Convergent Materials as Convergent’s Confidential Information.

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4.       COMPENSATION

4.1       Fees. Firefly will pay the fees as set out in each Work Order (“Fees”). Unless otherwise specified in a Work Order, Firefly will not reimburse Convergent for any costs or expenses unless Convergent receives approval by Firefly before incurring a specific cost or expense. Convergent is responsible for all taxes associated with the performance of the Services and imposed upon the Fees.

4.2       Payment. Unless otherwise specified in a Work Order: Convergent will issue monthly invoices for Fees for Services that have been performed in the preceding month; and Firefly will pay any undisputed amount set forth in those invoices no later than 30 days after receipt of Convergent’s invoice. Firefly will notify Convergent in writing of any dispute with any invoice (along with substantiating documentation and a reasonable detailed description of the dispute) within fifteen days from the date of such invoice. Firefly will be deemed to have accepted all invoices for which Convergent does not receive timely notification of dispute, and shall pay all undisputed amounts due under such invoices within the period set forth in this Section. The parties will seek to resolve any such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, each party will continue performing its obligations under this Agreement during any such dispute, including Firefly’s obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

5.       TERM AND TERMINATION

5.1       Term; Termination. This Agreement will commence on the Effective Date and will continue until all Work Orders have been fully terminated.

5.2       Survival. Upon termination, all rights and duties of the parties toward each other cease except that, within 30 days of the effective date of termination, Firefly will pay all amounts owing to Convergent for Services; and Sections 3.2, 3.3, 5.2, 5.3, 6, 8, and 9 will survive termination of this Agreement.

5.3       Return or Destruction of Materials. Upon the termination of this Agreement, or upon a party’s earlier request, the other party will deliver to such party or destroy all Firefly Materials or Convergent Materials (as the case may be) and Confidential Information that are within such other party’s possession or control; provided that nothing herein will require the return or destruction of electronic copies of Firefly Materials or Convergent Materials (as the case may be) and Confidential Information that are created pursuant to standard backup or archival procedures.

6.       CONFIDENTIALITY

6.1       Definition. For purposes of this Agreement, “Confidential Information” means any non-public, confidential or proprietary information that is disclosed by one party (“disclosing party”) to the other party (“recipient”), directly or indirectly, in the course of providing services under this Agreement that is (a) clearly marked or designated as proprietary or confidential at the time of disclosure or (b) would reasonably be understood to be proprietary or confidential in nature based on the circumstances of disclosure, including any information related to the actual or anticipated business, research, or development of the disclosing party and any proprietary information, trade secrets, and know-how of the disclosing party that are disclosed to the recipient by the disclosing party or its agents, directly or indirectly, in writing, orally, or by inspection or observation of tangible items.

6.2       Exceptions. Confidential Information does not include any information that the recipient can demonstrate: was publicly known and made generally available in the public domain before the disclosing party disclosed the information, became publicly known and made generally available, after disclosure to the recipient, through no wrongful action or inaction of the recipient or others who were under confidentiality obligations, was already in the recipient’s possession, without confidentiality restrictions, at the time of disclosure, as shown by the recipient’s files and records, or was independently developed without use of or reference to the Confidential Information.

6.3       Nondisclosure and Nonuse. Neither party will, during and after the term of this Agreement, disclose the Confidential Information to any third party or use the Confidential Information for any purpose other than the performance of the Services. The recipient will take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information including, but not limited to, requiring each employee and independent contractor with access to Confidential Information to execute a nondisclosure agreement containing terms at least as protective of the Confidential Information as the terms contained herein.

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6.4       Existing Obligations. The obligations in this Section 6 are in addition to, and supplement, each party’s obligations of confidentiality and nondisclosure under the terms of the APA or any confidentiality or nondisclosure agreement between the parties (referred to herein, collectively, as the “Prior NDAs”). To the extent there is a conflict between the confidentiality obligations herein and those contained in the Prior NDAs, the terms that are most protective of the disclosing party’s Confidential Information will control.

7.       WARRANTIES

As an inducement to the other party entering into and consummating this Agreement, each party represents and warrants to such other party as follows:

7.1       Organization Representations; Enforceability. Such party is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement. The execution and delivery of this Agreement by such party and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such party. This Agreement constitutes a valid and binding obligation of such party that is enforceable in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization or other similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

7.2       No Conflict. The entering into and performance of this Agreement by such party does not and will not violate, conflict with, or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien, or encumbrance to which such party is a party or by which it or any of such party’s property is or may become subject or bound. Such will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances that will conflict with the full enjoyment by such other party of its rights under this Agreement.

7.3       Services; Deliverables. The Services will be performed in a timely, competent, professional, and workmanlike manner by qualified personnel. The Deliverables do not infringe, violate, or misappropriate any U.S. intellectual property rights of any third party.

7.4       EXCEPT FOR THE EXPRESS REPRESENNTATIONS AND WARRANTIES IN THIS SECTION 7, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND UNDER THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY AND BOTH PARTIES DISCLAIM ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

8.       INDEMNIFICATION

8.1       Indemnification. Each party will indemnify, defend, and hold harmless the other party and its directors, officers, and employees (“Indemnified Parties”) from and against all taxes, losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other legal expenses (“Claims”), arising directly or indirectly from or in connection with: (i) any grossly negligent, reckless, or intentionally wrongful act of such party or such party’s employees or agents; and (ii) any failure of such party to perform its obligations under this Agreement in accordance with all applicable laws, rules, and regulations. Convergent will indemnify, defend, and hold harmless Firefly and its Indemnified Parties from and against any Claim arising from any final, non-appealable judgment that the Services performed by Convergent hereunder, including without limitation the Deliverables and Convergent Materials provided hereunder, infringe any third party U.S. intellectual property rights; provided, however, that Convergent will have no liability or obligation to the extent that such Claim arises out of or results from any: (a) alteration or modification of the Services performed by Convergent hereunder, including without limitation the Deliverables and Convergent Materials provided hereunder, by Firefly without Convergent’s authorization, if such Claim would not have occurred but for such alteration or modification, (b) use of the Services performed by Convergent hereunder, including without limitation the Deliverables and Convergent Materials provided hereunder, by Firefly in combination with any apparatus, hardware, software, or service not provided, authorized, or approved by Convergent, if such Claim would not have occurred but for such combination, (c) access to or use of the Services performed by Convergent hereunder, including without limitation the Deliverables and Convergent Materials provided hereunder, that is prohibited by this Agreement or otherwise outside the scope of access or manner or purpose of use described or contemplated anywhere in this Agreement or the applicable Work Order, (d) breach of this Agreement by Firefly, or (e) violation of applicable law by Firefly.

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9.       MISCELLANEOUS

9.1       Independent Contractor. It is the express intention of the parties that Convergent perform the Services as an independent contractor. Without limiting the generality of the foregoing, Convergent is not authorized to bind Firefly to any liability or obligation or to represent that Convergent has any authority.

9.2       Limitation of Remedies. EXCEPT FOR BREACHES OF SECTION 6 AND EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 (BUT ONLY IN RESPECT OF AMOUNTS ACTUALLY PAID TO THIRD PARTIES), EACH PARTY WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF A PARTY IS APPRISED OF THE LIKELIHOOD OF THOSE DAMAGES OCCURRING. THIS LIMITATION WILL APPLY EVEN IF THE REMEDIES AVAILABLE IN THIS AGREEMENT HAVE FAILED OF THEIR ESSENTIAL PURPOSE.

9.3       Governing Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the local laws of the State of New York, U.S.A., without reference to its choice of law rules. Except as specified in Section 9.4, the parties agree that any action arising out of or in connection with this Agreement will be heard in the federal, state, or local courts in New York County, New York, U.S.A., and each party hereby irrevocably consents to the exclusive jurisdiction and venue of these courts.

9.4       Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute as to the interpretation, enforcement, breach, or termination of this Agreement will be settled by binding arbitration in New York County, New York, U.S.A., under the Rules of the American Arbitration Association by three arbitrators appointed in accordance with those rules. All other disputes (excluding the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm) will be resolved by a court specified in Section 9.3. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The prevailing party will be entitled to receive from the other party its reasonable attorneys’ fees and costs incurred in connection with any arbitration or litigation instituted in connection with this Agreement to the extent successful.

9.5       Nonassignment; Subcontractors. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by a party, in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that any permitted assignment by Firefly of its rights or obligations hereunder will not relieve it from its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Any assignment in violation of the foregoing will be null and void.

9.6       Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: delivered in person, sent by first class registered mail, or air mail, as appropriate, or sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section 9.6. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

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9.7       Foreign Corrupt Practices Act. Each party and its employees and agents will not directly or indirectly make an offer or payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision (including a decision not to act) of an official of any government, including the United States Government, or inducing such a person to use his influence to affect any such governmental act or decision in violation of the United States Foreign Corrupt Practices Act.

9.8       Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party’s right to take subsequent action. Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

9.9       Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

9.10       Confidentiality of Agreement. Each party will not disclose any terms of this Agreement to any third party without the consent of the other party, except as required by applicable laws or regulations.

9.11       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement. This Agreement may also be executed and delivered by facsimile and that execution and delivery will have the same force and effect of an original document with original signatures.

9.12       Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

9.13       Integration. This Agreement and all exhibits hereto, together with the APA and Prior NDAs, contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions. This Agreement may not be amended, except by a writing signed by both parties.

[signature page follows]

Master Services Agreement	-6-

Firefly Systems Inc.		Convergent Media Systems Corporation

Name: Kaan Gunay		Name: Mark D. Roberson

Title: CEO		Title: Chairman

Signature:	/s/ Kaan Gunay	Signature:	/s/ Mark D. Roberson

Date: 8/3/2020		Date: 8/3/2020

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SCHEDULE 1

WORK ORDER

Convergent Media Systems Corporation	Date: The Effective Date

Work Order #: 001	Effective From: The Effective Date

This Work Order forms part of the Master Services Agreement dated August 3, 2020 (the “MSA”) by and between Firefly Systems Inc. (“Firefly”) and Convergent Media Systems Corporation (“Convergent”). Capitalized terms used but not otherwise defined herein shall the meanings given to them in the MSA.

1.	DESCRIPTION OF SERVICES; FEES

Description of the Services	Duration of Services	Fees
Remote Equipment Monitoring & Diagnostics of LG-MRI Screens: If there is a technical problem with the Digital Displays as detected by the monitoring process, a representative from Convergent’s Operations Control Center Help Desk will contact Firefly. If a problem is observed by Firefly, Firefly will contact Convergent’s Operations Control Center. A representative from Convergent’s Operations Control Center Help Desk will troubleshoot routine problems by stepping Firefly through a predetermined set of questions and responses. Convergent shall maintain email and toll-free telephone access, reasonably staffed in relation to the call volume, 9am-5pm Eastern, Monday through Friday.	Until the first to occur of: December 31, 2022 or termination of the Master Equipment Lease Agreement between Convergent and Huntington Technology Financing, Inc. dated May 19, 2017

$2,000,000 in the aggregate if “pre-paid” on the Effective Date by wire transfer of immediately available funds to an account designated in writing by Convergent; $2,200,000 in the aggregate if not so “pre-paid,” which amount is due by the date that is 30 calendar days from the Effective Date.

If Convergent or Ballantyne Strong, Inc. materially breaches Section 4.6(a)(i) of the UPA, then Firefly will be reimbursed ratably (based on the remaining duration of services), which is the exclusive remedy for breaches of Section 4.6(a)(i) of the UPA.

Transition Advertising Instruction and Integration Services: Access to and use of Convergent systems, with reasonable support (in-person or via telephone or internet, at the discretion of Convergent) from one (1) employee of Convergent or any of its affiliates (the identity of such individual to be mutually agreed between Firefly and Convergent), in connection with transition advertising and integration services (e.g., static advertising business, posting ads, assigning accounts, assembling products and packages, and the like, including instruction regarding how to perform the foregoing activities).

Until the date that is six months from the Effective Date unless earlier terminated by Firefly on 5 days prior written notice to Convergent.

Master Services Agreement – Schedule 1 – Work Order

Content Management Services: Convergent will manage Firefly’s Content Management Software on the LG MRI Display, including uploading and maintaining an inventory of its media, scheduling it to play on specific Display Screens at specific times, and ensuring that the media is properly distributed to the respective Media Players and playing as intended. In preparation for doing so, Firefly will provide Convergent with a complete description of where and when it would like its media to be distributed and schedule for playback during the term, and the intended number of plays, so that Convergent can develop an efficient and effective media management strategy to do so. Based on this information, Convergent will develop a plan for organizing/labeling Firefly Content and setting up the Content Management Software and review it with Firefly for input and approval. Firefly recognizes that Convergent’s ability to perform this work in an efficient and accurate manner is highly dependent on Firefly providing complete and accurate information upfront and on an ongoing basis when submitting media insertion requests. Firefly will attempt to combine such requests and submit them to Convergent on a single Content Programming request form each week, so that Convergent can process them in an efficient manner within the standard Content Management Service Interval of 3 Business Days. If Firefly requires a change to its Programming within 3 Business Days, it may request that such change be expedited. Convergent will make commercially reasonable efforts to accommodate these requests to make expedited programming changes for a specific media file within 4 Business Hours upon receipt of an Expedite Order; expedite requests for multiple media files may require additional time.

Ad-Hoc Reporting & Analysis: Ad-hoc reporting and analysis to be provided on a mutually agreed basis.

Wireless Service: Wireless service for up to 50 Digital Screens.

Advertising Content Management Services: Advertising content management services to be provided by Convergent’s FusionDX platform.

Mapping Data: Mapping data required to run the United Airlines campaign.

2.	PROJECT MANAGERS

Firefly and Convergent will each designate a point of contact who will be responsible for all communication and management for this Work Order. The following are the project managers for this Work Order:

Firefly

Name:

Title:

Convergent

Name: John Schweikert

Title: Project Manager

3.	PAYMENT SCHEDULE; PAYMENT TERMS

If any Services under this Work Order are terminated in accordance with this Agreement or this Work Order and the effective date of such termination is prior to the last day of the final month, then Firefly will pay a pro rata share of the applicable Fees based on the number of days in the month prior to the effective date of termination.

[signature page follows]

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Firefly Systems Inc.		Convergent Media Systems Corporation

Name: Kaan Gunay		Name: Mark D. Roberson

Title: CEO		Title: Chairman

Signature:	/s/ Kaan Gunay	Signature:	/s/ Mark D. Roberson

Date: 8/3/2020		Date: 8/3/2020

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